Exhibit 99.2

Erie Indemnity Company
Consolidated Statements of Operations
(dollars in millions, except per share data)

	Three months ended March 31,
	2013	2012
Revenues	(Unaudited)
Premiums earned	$1,175	$1,087
Net investment income	103	108
Net realized investment gains	249	296
Net impairment losses recognized in earnings	0	0
Equity in earnings of limited partnerships	36	21
Other income	8	8
Total revenues	1,571	1,520
Benefits and expenses
Insurance losses and loss expenses	842	716
Policy acquisition and underwriting expenses	293	270
Total benefits and expenses	1,135	986
Income from operations before income taxes and noncontrolling interest	436	534
Provision for income taxes	146	180
Net income	290	354

Less: Net income attributable to noncontrolling interest in consolidated entity – Exchange	253	318
Net income attributable to Indemnity	$37	$36

Earnings Per Share
Net income attributable to Indemnity per share
Class A common stock – basic	$0.78	$0.76
Class A common stock – diluted	$0.69	$0.67
Class B common stock – basic and diluted	$117	$114

Weighted average shares outstanding attributable to Indemnity – Basic
Class A common stock	46,774,968	47,749,799
Class B common stock	2,542	2,545

Weighted average shares outstanding attributable to Indemnity – Diluted
Class A common stock	52,960,165	53,930,044
Class B common stock	2,542	2,545

Dividends declared per share
Class A common stock	$0.5925	$0.5525
Class B common stock	$88.8750	$82.8750

Erie Indemnity Company
Results of the Erie Insurance Group's operations by interest (Unaudited)
(in millions)

		Indemnity shareholder interest			Noncontrolling interest (Exchange)		Eliminations of related party transactions		Erie Insurance Group
		Three months ended March 31,			Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	Percent	2013	2012	Percent	2013	2012	2013	2012	2013	2012
Management operations:
Management fee revenue, net	100%	$296	$269		$—	$—	$(296)	$(269)	$—	$—
Service agreement revenue	100%	7	7		—	—	—	—	7	7
Total revenue from management operations		303	276		—	—	(296)	(269)	7	7
Cost of management operations	100%	254	230		—	—	(254)	(230)	—	—
Income from management operations before taxes		49	46		—	—	(42)	(39)	7	7
Property and casualty insurance operations:
Net premiums earned		—	—	100%	1,156	1,069	—	—	1,156	1,069
Losses and loss expenses		—	—	100%	817	692	(1)	(1)	816	691
Policy acquisition and underwriting expenses		—	—	100%	328	302	(44)	(41)	284	261
Income from property and casualty insurance operations before taxes		—	—		11	75	45	42	56	117
Life insurance operations: (1)
Total revenue		—	—	100%	46	43	0	0	46	43
Total benefits and expenses		—	—	100%	35	34	0	0	35	34
Income from life insurance operations before taxes		—	—		11	9	0	0	11	9
Investment operations:
Net investment income		4	4		79	83	(3)	(3)	80	84
Net realized gains on investments		0	3		246	293	—	—	246	296
Net impairment losses recognized in earnings		0	0		0	0	—	—	0	0
Equity in earnings of limited partnerships		3	1		33	20	—	—	36	21
Income from investment operations before taxes		7	8		358	396	(3)	(3)	362	401
Income from operations before income taxes and noncontrolling interest		56	54		380	480	—	—	436	534
Provision for income taxes		19	18		127	162	—	—	146	180
Net income		$37	$36		$253	$318	$—	$—	$290	$354

(1)    Earnings on life insurance related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes, the life insurance operations in the table above include life insurance related investment results.

Erie Indemnity Company
Reconciliation of Operating Income to Net Income

Reconciliation of operating income to net income

We disclose operating income, a non-GAAP financial measure, to enhance our investors’ understanding of our performance related to the Indemnity shareholder interest.  Our method of calculating this measure may differ from those used by other companies, and therefore comparability may be limited.

Indemnity defines operating income as net income excluding realized capital gains and losses, impairment losses and related federal income taxes.

Indemnity uses operating income to evaluate the results of its operations.  It reveals trends that may be obscured by the net effects of realized capital gains and losses including impairment losses.  Realized capital gains and losses, including impairment losses, may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions which are not related to our ongoing operations.  We are aware that the price to earnings multiple commonly used by investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not reflect Indemnity’s overall profitability.

The following table reconciles operating income and net income for the Indemnity shareholder interest:

	Indemnity Shareholder Interest
	Three months ended March 31,
(in millions, except per share data)	2013	2012
	(Unaudited)
Operating income attributable to Indemnity	$37	$34
Net realized gains and impairments on investments	0	3
Income tax expense	0	(1)
Realized gains and impairments, net of income taxes	0	2
Net income attributable to Indemnity	$37	$36

Per Indemnity Class A common share-diluted:
Operating income attributable to Indemnity	$0.69	$0.64
Net realized gains and impairments on investments	0.00	0.05
Income tax expense	0.00	(0.02)
Realized gains and impairments, net of income taxes	0.00	0.03
Net income attributable to Indemnity	$0.69	$0.67

Erie Indemnity Company
Consolidated Statements of Financial Position
(in millions)

	March 31, 2013	December 31, 2012
	(Unaudited)
Assets
Investments – Indemnity
Available-for-sale securities, at fair value:
Fixed maturities	$421	$452
Equity securities	49	55
Limited partnerships	167	180
Other invested assets	1	1
Investments – Exchange
Available-for-sale securities, at fair value:
Fixed maturities	7,891	7,707
Equity securities	943	945
Trading securities, at fair value	2,662	2,417
Limited partnerships	1,004	1,037
Other invested assets	20	20
Total investments	13,158	12,814

Cash and cash equivalents (Exchange portion of $347 and $388, respectively)	388	400
Premiums receivable from policyholders – Exchange	1,113	1,062
Reinsurance recoverable – Exchange	169	168
Deferred income taxes – Indemnity	39	37
Deferred acquisition costs – Exchange	510	504
Other assets (Exchange portion of $299 and $339, respectively)	414	456
Total assets	$15,791	$15,441

Liabilities and shareholders’ equity
Liabilities
Indemnity liabilities
Other liabilities	$506	$515
Exchange liabilities
Losses and loss expense reserves	3,628	3,598
Life policy and deposit contract reserves	1,726	1,708
Unearned premiums	2,399	2,365
Deferred income taxes	410	365
Other liabilities	105	99
Total liabilities	8,774	8,650

Indemnity's shareholders’ equity	636	642

Noncontrolling interest in consolidated entity – Exchange	6,381	6,149
Total equity	7,017	6,791
Total liabilities, shareholders’ equity and noncontrolling interest	$15,791	$15,441